Exhibit 99 777 E. Wisconsin Ave. Milwaukee, WI 53202 USA Fax: 414.382.5560
News Release

Contact	Matthew Gonring Media Relations Rockwell Automation 414-382-5575	Tim Oliver Investor Relations Rockwell Automation 414-212-5210

Rockwell Automation Reports First Quarter Results

o	Diluted earnings per share from continuing operations of $0.65

o	Revenue up 20 percent; 17 percent excluding currency translation

o	Now expects 2005 diluted EPS from continuing operations of $2.55 to $2.65

MILWAUKEE (January 26, 2005) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2005 first quarter income from continuing operations of $122.1 million ($0.65 per share) compared to $57.1 million ($0.29 per share) in 2004. Net income for the first quarter of 2005 was $133.4 million ($0.71 per share) compared to $62.2 million ($0.32 per share) in 2004.

Sales for the first quarter were $1,184.9 million, up 20 percent compared to $990.3 million in the first quarter of 2004. Currency translation accounted for three percentage points of the growth. Segment operating earnings in the first quarter were $213.6 million, up 95 percent compared to $109.6 million in the first quarter of 2004.

Rockwell Automation
First quarter results

Keith Nosbusch, president and chief executive officer, said, “The transformation of our business model continues, and we are demonstrating our ability to support the growth of our advanced technology products and innovative services and solutions with a lower investment base and a leaner cost structure.”

Commenting on the quarter, Nosbusch continued, “Our businesses again produced excellent results in a steadily improving industrial economy, particularly in the U.S. The speed and strength of the proliferation of our Logix integrated architecture and the growing customer adoption of our leading power control offering have generated meaningful improvement in our market positions and paced our growth. The extremely strong profitability in the quarter was the result of exceptional volume leverage, broad-based productivity, and a relentless focus on cost discipline.”

2005 Outlook

After considering the strong performance in the first quarter, we are increasing our full year 2005 guidance. Based upon current economic conditions and business outlook, we expect revenue to increase sequentially in each of the remaining quarters of 2005 by 1 to 2 percent, resulting in full year 2005 organic revenue growth of approximately 10 percent, excluding currency translation. Full year diluted earnings per share from continuing operations is expected to be $2.55 to $2.65, with results in each remaining quarter similar to those experienced in the first. Steadily increasing discretionary spending on growth initiatives and business systems will offset some of the profit from sequential revenue growth. This

Rockwell Automation
First quarter results

incremental spending beginning in 2005, and continuing into 2006, will improve market access and customer intimacy, and further the proliferation of our integrated control and information architecture, sustaining a high rate of organic revenue growth. These initiatives will require spending equivalent to approximately $0.15 to $0.20 per share during the balance of 2005. Free cash flow is expected to be equal to or greater than net income.

Because revenue growth in the second half of 2004 was considerably stronger than that year’s first half, year over year growth rate comparisons for the balance of 2005 are expected to decline from this quarter’s 20 percent rate.

Following is a discussion of first quarter results for each business.

Control Systems

Control Systems first quarter sales were $985.5 million, an increase of 19 percent compared to $828.8 million in the first quarter of 2004. Three percentage points of the growth was due to the effect of currency translation. Strong growth was seen across nearly all businesses, regions and industries. Our Logix integrated architecture platform and related product offerings grew by more than 30 percent. From a regional perspective, sales in the U.S. increased 18 percent in the 2005 first quarter while non-U.S. sales increased 13 percent, excluding the effect of currency translation, with particularly strong growth in the Latin America and Asia-Pacific regions. Segment operating earnings were $190.0 million, an increase of 89 percent compared to $100.5 million in the first quarter of 2004. Profitability benefited from volume leverage, revenue mix, cost control and

Rockwell Automation
First quarter results

productivity efforts, and improving price/cost dynamics. Control Systems return on sales was 19.3 percent in the first quarter of 2005 compared to 12.1 percent in 2004.

Power Systems

Power Systems first quarter sales were $199.4 million, an increase of 23 percent compared to sales of $161.5 million in the 2004 first quarter. Segment operating earnings were $23.6 million, compared to $9.1 million in the first quarter of 2004. The increase in segment operating earnings was driven by higher volume, price increases and productivity improvements, the combination of which more than offset higher material costs. Power Systems return on sales was 11.8 percent in the first quarter of 2005 compared to 5.6 percent in 2004.

General Corporate – Net

First quarter general corporate expenses were $16.0 million compared to $16.9 million in the 2004 first quarter.

Income Taxes

The effective tax rate for the first quarter of 2005 was 32 percent, consistent with the rate we are now expecting for the fiscal year. This reflects an increase from prior guidance of 31 percent and is the result of higher income growth in higher-tax regions.

Our effective tax rate for the first quarter of 2004 was 24 percent. This included the effect

Rockwell Automation
First quarter results

of $4.3 million, or 6 percentage points, related to state tax benefits associated with a U.S. research and experimentation tax credit settlement.

Discontinued Operations

Income from discontinued operations in 2005 reflects a net tax benefit of $11.3 million ($0.06 per share) resulting from a prior year state tax refund of a divested business.

In the first quarter of 2004, income from discontinued operations was $5.1 million ($0.03 per share). This amount included the final judgment in a legal proceeding related to a facility formerly operated by the company, as well as the results of our former FirstPoint Contact business, which was sold in September 2004.

Cash Flow

Free cash flow for the first quarter of 2005 was $90.4 million compared to $126.0 million in 2004. Substantially higher pretax earnings and higher receipts from tax refunds were more than offset by a $50 million voluntary pension contribution to our U.S. qualified pension trust and higher working capital balances.

We define free cash flow as cash flows from operating activities reduced by capital expenditures.

Rockwell Automation
First quarter results

A conference call to discuss our financial results will take place at 10 A.M. Eastern Time on Wednesday, January 26, 2005. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “expect(s),” “will,” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, the following:

o	economic and political changes in international markets where we compete, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors we cannot control;

o	demand for and market acceptance of new and existing products;

o	levels of capital spending in industrial markets;

o	the availability and price of components and materials;

o	successful development of advanced technologies;

o	the availability and effectiveness of our information technology systems;

o	competitive product and pricing pressures;

o	future terrorist attacks;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	the uncertainties of litigation; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisconsin, the company employs about 21,000 people serving customers in more than 80 countries.

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ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Quarter Ended December 31,
	2004	2003
Sales
Control Systems	$985.5	$828.8
Power Systems	199.4	161.5

Total Sales	$1,184.9	$990.3

Segment Operating Earnings
Control Systems	$190.0	$100.5
Power Systems	23.6	9.1

Total Segment Operating Earnings	213.6	109.6
Purchase accounting depreciation and amortization	(6.9)	(6.8)
General corporate - net	(16.0)	(16.9)
Interest expense	(11.1)	(10.5)

Income from continuing operations before income taxes	179.6	75.4
Income tax provision (see Note 1)	(57.5)	(18.3)

Income from continuing operations	122.1	57.1
Income from discontinued operations (see Note 2)	11.3	5.1

Net income	$133.4	$62.2

Diluted Earnings Per Share:
Continuing operations	$0.65	$0.29
Discontinued operations (see Note 2)	0.06	0.03

Net income	$0.71	$0.32

Average Diluted Shares	189.1	192.3

(1)	The quarter ended December 31, 2003 includes a net benefit of $4.3 million related to state tax benefits associated with a U.S. research and experimentation tax credit settlement.

(2)	The quarter ended December 31, 2004 includes a net tax benefit related to a prior year state tax refund.

The quarter ended December 31, 2003 includes:
–	$4.6 million after-tax from a final judgment in a legal proceeding related to a facility formerly owned by the company.
–	$0.5 million after-tax related to the results of our former FirstPoint Contact business.

ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	December 31, 2004	September 30, 2004
ASSETS
Cash and cash equivalents	$467.7	$473.8
Short-term investments	14.9	–
Receivables, net	733.1	719.9
Inventories, net	608.8	574.3
Deferred income taxes	136.5	132.7
Other current assets	105.0	125.4

Total current assets	2,066.0	2,026.1
Properties, net	785.0	804.5
Goodwill, net	826.4	811.1
Other intangible assets, net	321.6	323.8
Other assets	277.1	235.7

Total	$4,276.1	$4,201.2

LIABILITIES AND SHAREOWNERS' EQUITY
Short-term debt	$0.2	$0.2
Accounts payable	334.4	362.2
Compensation and benefits	136.4	202.3
Income taxes payable	35.4	8.3
Other current liabilities	338.8	290.6

Total current liabilities	845.2	863.6
Long-term debt	754.5	757.7
Retirement benefits	506.4	505.6
Deferred income taxes	84.8	89.3
Other liabilities	125.5	124.0
Shareowners' equity	1,959.7	1,861.0

Total	$4,276.1	$4,201.2

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Three Months Ended December 31,
	2004	2003
CONTINUING OPERATIONS:

OPERATING ACTIVITIES:
Income from continuing operations	$122.1	$57.1
Adjustments to arrive at cash provided by operating activities:
Depreciation	38.9	40.0
Amortization of intangible assets	7.3	7.3
Pension trust contributions	(54.3)	(2.9)
Retirement benefits expense	22.3	22.7
Income tax matters	–	(4.3)
Net gain on disposition of property	(0.8)	(1.0)
Changes in assets and liabilities, excluding effects of foreign currency adjustments:
Receivables	12.1	42.1
Inventories	(23.4)	2.3
Accounts payable	(35.7)	(41.2)
Compensation and benefits	(69.0)	(25.6)
Income taxes	39.4	6.3
Changes in other assets and liabilities	43.4	39.2

Cash provided by operating activities	102.3	142.0

INVESTING ACTIVITIES:
Capital expenditures	(11.9)	(16.0)
Purchase of short-term investments	(14.9)	–
Proceeds from sale of property	5.5	0.2

Cash used for investing activities	(21.3)	(15.8)

FINANCING ACTIVITIES:
Cash dividends	(30.5)	(30.8)
Purchases of treasury stock	(116.4)	(40.7)
Proceeds from the exercise of stock options	45.4	35.6
Other financing activities	(1.0)	(0.6)

Cash used for financing activities	(102.5)	(36.5)

Effect of exchange rate changes on cash	(3.0)	(2.6)

Cash (used for) provided by continuing operations	(24.5)	87.1
Cash provided by discontinued operations	18.4	2.1

(Decrease) increase in cash and cash equivalents	$(6.1)	$89.2

FREE CASH FLOW:
Cash provided by operating activities	$102.3	$142.0
Capital expenditures	(11.9)	(16.0)

Free cash flow (see Note 1)	$90.4	$126.0

(1)	Our company’s definition of free cash flow, which is an internal performance measurement, may be different from definitions used by other companies.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our press release contains information regarding free cash flow, which is a non-GAAP financial measure. Our definition of free cash flow takes into consideration capital investment required to maintain the operations of our company and execute our strategy. Management believes that free cash flow provides useful information to investors regarding our company’s ability to generate cash from business operations that is available for acquisitions and other investments, debt service, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate the performance of our company.

The following table summarizes free cash flow by quarter for our company:

	Quarter Ended
	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004
Cash provided by operating activities	$142.0	$126.9	$85.7	$242.3	$102.3
Capital expenditures	(16.0)	(20.4)	(22.2)	(39.4)	(11.9)

Free cash flow	$126.0	$106.5	$63.5	$202.9	$90.4

Effect of Changes in Currency Exchange Rates on Sales

The company’s press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance.

The following is a reconciliation for our company of reported sales to sales excluding the effect of changes in currency exchange rates for the first quarter of 2005:

	Quarter Ended December 31, 2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency
United States	$721.9	$–	$721.9
Canada	86.3	(6.5)	79.8
Europe, Middle East, Africa	208.5	(17.2)	191.3
Asia-Pacific	113.7	(3.9)	109.8
Latin America	54.5	0.7	55.2

Total	$1,184.9	$(26.9)	$1,158.0

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the first quarter of 2005:
	Quarter Ended December 31, 2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency
United States	$543.6	$–	$543.6
Canada	76.8	(5.8)	71.0
Europe, Middle East, Africa	205.6	(16.9)	188.7
Asia-Pacific	108.8	(3.9)	104.9
Latin America	50.7	0.6	51.3

Total	$985.5	$(26.0)	$959.5

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